Exhibit 12.1
                                                                        8/1/101
                               GULF POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2001
                      and the twelve months ended June 2001

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

                                                                                                                      Twelve
                                                                                                                      Months
                                                                                                                       Ended
                                                                         Year ended December 31,                       June
                                                  ----------------------------------------------------------------------------
                                                      1996        1997         1998         1999          2000         2001
                                                      ----        ----         ----         ----          ----         ----
                                                   -----------------------------Thousands of Dollars-------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Income  Before  Interest  and Income Taxes      $131,856     $124,428     $120,946     $119,576     $116,893     $126,510
      AFUDC - Debt funds                                 58            5            0            0          440          974
                                                   --------     --------     --------     --------     --------     ---------
         Earnings as defined                       $131,914     $124,433     $120,946     $119,576     $117,333     $127,484
                                                   =========    =========    =========    =========    =========    =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                    $ 24,691     $ 21,699     $ 19,718     $ 21,375     $ 22,622     $ 22,286
   Interest on interim  obligations                   2,071          891        1,190        2,371        2,804        1,728
   Amort of debt disc, premium  and expense, net      2,087        2,281        2,100        1,989        2,047        1,997
   Other interest  charges                            1,882        4,885        8,582        7,326        7,253        7,381
                                                   --------     --------     --------     --------     --------     --------
         Fixed charges as defined                  $ 30,731     $ 29,756     $ 31,590     $ 33,061     $ 34,726     $ 33,392
                                                   =========    =========    =========    =========    =========    =========



RATIO OF EARNINGS TO FIXED CHARGES                    4.29         4.18         3.83         3.62         3.38         3.82
                                                      =====        =====        =====        =====        =====        ====

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